Exhibit 3.1

CERTIFICATE OF ELIMINATION

PREFERRED STOCK, SERIES C

OF

HARVEST NATURAL RESOURCES, INC.

Pursuant to Section 151(g) of the

General Corporation Law

of the State of Delaware

FIRST: On June 19, 2015, Harvest Natural Resources, Inc. (the “Company”) filed a Certificate of Designations of Preferred Stock, Series C of Harvest Natural Resources, Inc. (the “Certificate of Designations”) with respect to such Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), with the Secretary of the State of Delaware.

SECOND: No shares of Series C Preferred Stock are outstanding, and no shares will be issued subject to such Certificate of Designations.

THIRD: The Board of Directors of the Company has duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that none of the Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), of the Company are outstanding and none of the shares of Series C Preferred Stock will be issued.

RESOLVED, that all matters set forth in the Certificate of Designations of Preferred Stock, Series C of Harvest Natural Resources, Inc. will be eliminated from the Company’s Certificate of Incorporation effective upon the filing of a certificate to such effect with the Secretary of State of Delaware.

RESOLVED, that the officers of the Company are authorized and directed to file a certificate setting forth these resolutions with the Secretary of the State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminated from the Company’s Certificate of Incorporation all reference to the Series C Preferred Stock.

FOURTH: Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, all references to the Series C Preferred Stock in the Company’s Amended and Restated Certificate of Incorporation, as amended, are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer, as of February 19, 2016.

HARVEST NATURAL RESOURCES, INC.

By:	/s/ Keith L. Head
Name:	Keith L. Head
Title:	Vice President and General Counsel

[SIGNATURE PAGE TO CERTIFICATE OF ELIMINATION]